Exhibit 5.1

Ernest M. Stern | PARTNER 1701 Pennsylvania Ave., N.W. Suite 200 Washington, D.C. 20006 Office: 844.285.4263 Ext. 758 Cell: 301.910.2030 estern@cm.law

October 25, 2024

RDE, Inc.

1100 Woodfield Road

Suite 510,

Schaumburg, IL 60173

Re:	Registration Statement on Form S-3 (333-282322)

Ladies and Gentlemen:

We are acting as counsel for RDE, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $30 million in shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by the Company pursuant to the Registration Statement on Form S-3 (Registration No. 333-282322) (the “Registration Statement”), originally filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), on September 25, 2024, which became effective on October 15, 2024, and the related prospectus dated therein (the “Prospectus”), as supplemented by the prospectus supplement dated October 25, 2024, relating to the offer and sale of the Shares (the “Prospectus Supplement”).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as described in the Registration Statement, the Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, the Nasdaq Stock Market on which the Company’s shares of Common Stock are listed (without limiting other laws excluded by customary practice).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ CM Law PLLC

CM Law PLLC